Exhibit 10.2

Employment Agreement

This Employment Agreement (the "Agreement") is made and entered into as of July 1, 2022, by and between Lin Li (the "Executive") and Northann Corp., a Nevada Corporation (the "Company").

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.          Term. The Executive's employment hereunder shall be effective as of July 1, 2022 (the "Effective Date") and shall continue until the third anniversary thereof, unless terminated earlier pursuant to Section 4 of this Agreement; provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a "Renewal Date"), the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Agreement at least 60 days' prior to the applicable Renewal Date. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the "Employment Term."

2.          Position and Duties.

2.1          Position. During the Employment Term, the Executive shall serve as the Chairman of the Board, Chief Executive Officer, President, Treasurer and Secretary of the Company. In such position, the Executive shall have such duties, authority, and responsibilities as shall be determined from time to time by the board of directors (the “Board”), which duties, authority, and responsibilities are consistent with the Executive's position. The Executive shall, if requested, also serve as a member of the board of directors of the Company or as an officer or director of any affiliate of the Company for no additional compensation.

2.2          Duties. During the Employment Term, the Executive shall devote substantially all of the Executive's business time and attention to the performance of the Executive's duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive will be permitted to (a) with the prior written consent of the Board (which consent can be withheld by the Board in its discretion) act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization, and (b) purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further that, the activities described in clauses (a) and (b) do not interfere with the performance of the Executive's duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in Section 2 hereof.

3.          Compensation.

3.1          Base Salary. The Company shall pay the Executive an annual base salary of $120,000 in periodic installments in accordance with the Company's customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive's base salary shall be reviewed at least annually by the Board and/or the Compensation Committee of the Board (the "Compensation Committee") and the Board and/or the Compensation Committee may, but shall not be required to, increase the base salary during the Employment Term. The Executive's annual base salary, as in effect from time to time, is hereinafter referred to as "Base Salary".

3.2          Annual Bonus. For each calendar year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"). However, the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board and/or the Compensation Committee.

3.3          Equity Awards. During the Employment Term, the Executive shall be eligible to participate in any equity plan the Company may implement from time to time.

3.4          Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive's duties hereunder in accordance with the Company's expense reimbursement policies and procedures.

3.5          Indemnification.

(a)          In the event that the Executive is made a party or threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), other than any Proceeding initiated by the Executive or the Company related to any contest or dispute between the Executive and the Company or any of its affiliates with respect to this Agreement or the Executive's employment hereunder, by reason of the fact that the Executive is or was a director or officer of the Company, or any affiliate of the Company, or is or was serving at the request of the Company as a director, officer, member, employee, or agent of another corporation or a partnership, joint venture, trust, or other enterprise, the Executive shall be indemnified and held harmless by the Company to the maximum extent permitted under applicable law and the Company's bylaws from and against any liabilities, costs, claims, and expenses, including all costs and expenses incurred in defense of any Proceeding (including attorneys' fees). Costs and expenses incurred by the Executive in defense of such Proceeding (including attorneys' fees) shall be paid by the Company in advance of the final disposition of such litigation upon receipt by the Company of: (i) a written request for payment; (ii) appropriate documentation evidencing the incurrence, amount, and nature of the costs and expenses for which payment is being sought; and (iii) an undertaking adequate under applicable law made by or on behalf of the Executive to repay the amounts so paid if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company under this Agreement.

(b)          During the Employment Term, the Company or any successor to the Company shall purchase and maintain, at its own expense, directors' and officers' liability insurance providing coverage to the Executive on terms that are no less favorable than the coverage provided to other directors and similarly situated executives of the Company or any successor.

4.          Termination of Employment. The Employment Term and the Executive's employment hereunder may be terminated by either the Company or the Executive at any time and for any reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive's employment. On termination of the Executive's employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 4 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

4.1           Expiration of the Term, For Cause, or Without Good Reason.

(a)          The Executive's employment hereunder may be terminated upon either party's failure to renew the Agreement in accordance with Section 1, by the Company for Cause, or by the Executive without Good Reason. If the Executive's employment is terminated upon either party's failure to renew the Agreement, by the Company for Cause, or by the Executive without Good Reason, the Executive shall be entitled to receive:

(i)          any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined below)/within one (1) week following the Termination Date (as defined below)/on the pay date immediately following the Termination Date (as defined below) in accordance with the Company's customary payroll procedures;

(ii)          any earned but unpaid Annual Bonus with respect to any completed calendar immediately preceding the Termination Date, which shall be paid on the otherwise applicable payment date; provided that, if the Executive's employment is terminated by the Company for Cause, then any such accrued but unpaid Annual Bonus shall be forfeited;

(iii)          reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company's expense reimbursement policy; and

(iv)          such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company's employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iv) are referred to herein collectively as the "Accrued Amounts".

(b)          For purposes of this Agreement, "Cause" shall mean:

(i)          the Executive's failure to perform Executive's duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii)          the Executive's engagement in dishonesty, illegal conduct, or misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iii)          the Executive's embezzlement, misappropriation, or fraud, whether or not related to the Executive's employment with the Company;

(iv)          the Executive's conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(v)          the Executive's material violation of the Company's written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct:

(vi)          the Executive's willful unauthorized disclosure of Confidential Information (as defined below); or

(vii)          the Executive's material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company.

(c)          For purposes of this Agreement, "Good Reason" shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive's written consent:

(i)          a material reduction in the Executive's Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii)          any material breach by the Company of any material provision of this Agreement; or

(iii)          the Company's failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law.

The Executive cannot terminate employment for Good Reason unless the Executive has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 5 days of the initial existence of such grounds and the Company has had at least 30 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate employment for Good Reason within 5 days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

4.2           Non-Renewal by the Company, Without Cause, or for Good Reason. The Employment Term and the Executive's employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause or on account of the Company's failure to renew the Agreement in accordance with Section 1. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts.

4.3           Death or Disability.

(a)          The Executive's employment hereunder shall terminate automatically on the Executive's death during the Employment Term, and the Company may terminate the Executive's employment on account of the Executive's Disability.

(b)          If the Executive's employment is terminated during the Employment Term on account of the Executive's death or Disability, the Executive (or the Executive's estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts.

(c)          For purposes of this Agreement, "Disability" shall mean the Executive's inability, due to physical or mental incapacity, to perform the essential functions of the Executive's job, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days.

4.4           Change in Control Termination.

(a)          Notwithstanding any other provision contained herein, if the Executive's employment hereunder is terminated because of a Change in Control (as defined below), the Executive shall be entitled to receive the Accrued Amounts.

(b)          For purposes of this Agreement, "Change in Control" shall mean the occurrence of any of the following after the Effective Date:

(i)          one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company's stock and acquires additional stock;

(ii)          one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company's stock possessing 30% or more of the total voting power of the Company's stock;

(iii)          a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv)          the sale of all or substantially all of the Company's assets.

4.5          Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 4.3(a) on account of the Executive's death) shall be communicated by written notice of termination ("Notice of Termination") to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a)          The termination provision of this Agreement relied upon;

(b)          To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated; and

(c)          The applicable Termination Date.

4.6           Termination Date. The Executive's "Termination Date" shall be:

(a)          If the Executive's employment hereunder terminates on account of the Executive's death, the date of the Executive's death;

(b)          If the Executive's employment hereunder is terminated on account of the Executive's Disability, the date that it is determined that the Executive has a Disability;

(c)          If the Company terminates the Executive's employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)          If the Company terminates the Executive's employment hereunder without Cause, the date specified in the Notice of Termination;

(e)          If the Executive terminates the Executive's employment hereunder with or without Good Reason, the date specified in the Executive's Notice of Termination,; and

(f)          If the Executive's employment hereunder terminates because either party provides notice of non-renewal pursuant to Section 1, the Renewal Date immediately following the date on which the applicable party delivers notice of non-renewal.

4.7          Resignation of All Other Positions. On termination of the Executive's employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

5.          Confidential Information. The Executive understands and acknowledges that during the Employment Term, the Executive will have access to and learn about Confidential Information, as defined below.

5.1           Confidential Information Defined.

(a)          Definition.

For purposes of this Agreement, "Confidential Information" includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, technologies, manuals, supplier information, financial information, results, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, supplier lists, vendor lists, product designs, inventions, unpublished patent applications, customer information, manufacturing information, of the Company and its direct and indirect subsidiaries (the “Company Group”) or the Company Group’s businesses, or of any other person or entity that has entrusted information to the Company Group in confidence.

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by Executive in the course of employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive's behalf.

(b)          Disclosure and Use Restrictions.

The Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company Group) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company Group and, in any event, not to anyone outside of the direct employ of the Company Group except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company Group, except as required in the performance of the Executive's authorized employment duties to the Company or with the prior consent of the Board acting on behalf of the Company Group in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

(c)          Permitted disclosures. Nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order.

6.          Restrictive Covenants.

6.1          Non-Solicitation of Employees. The Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company Group, or attempt to do so, during 12 months, to run consecutively, beginning on the last day of the Executive's employment with the Company.

6.2          Non-Solicitation of Customers. The Executive understands and acknowledges that because of the Executive's experience with and relationship to the Company Group, the Executive will have access to and learn about much or all of the Company Group's customer information. "Customer Information" includes, but is not limited to, names, phone numbers, addresses, email addresses, order history, order preferences, chain of command, decisionmakers, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to sales and services.

The Executive understands and acknowledges that loss of this customer relationship and/or goodwill will cause significant and irreparable harm.

The Executive agrees and covenants, during 12 months, to run consecutively, beginning on the last day of the Executive's employment with the Company, not to directly or indirectly solicit, contact (including but not limited to email, regular mail, express mail, telephone, fax, instant message, or social media), attempt to contact, or meet with the Company's current, former or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company.

This restriction shall only apply to:

(a)          Customers or prospective customers the Executive contacted in any way during the past 12 months;

(b)          Customers about whom the Executive has trade secret or confidential information;

(c)          Customers who became customers during the Executive's employment with the Company; and

(d)          Customers about whom the Executive has information that is not available publicly.

7.          Acknowledgement. The Executive acknowledges and agrees that the services to be rendered by the Executive to the Company are of a special and unique character; that the Executive will obtain knowledge and skill relevant to the Company's industry, methods of doing business and marketing strategies by virtue of the Executive's employment; and that the restrictive covenants and other terms and conditions of this Agreement are reasonable and reasonably necessary to protect the legitimate business interest of the Company Group.

The Executive further acknowledges that the benefits provided to the Executive under this Agreement, including the amount of the Executive's compensation, reflects, in part, the Executive's obligations and the Company's rights under Section 5 and Section 6 of this Agreement; that the Executive has no expectation of any additional compensation, royalties, or other payment of any kind not otherwise referenced herein in connection herewith; and that the Executive will not suffer undue hardship by reason of full compliance with the terms and conditions of Section 5 and Section 6 of this Agreement or the Company's enforcement thereof.

8.          Governing Law. This agreement shall be construed, interpreted and governed in accordance with the laws of the state of New York, without reference to rules relating to conflicts of law.

9.          Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

10.          Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

11.          Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

12.          Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

13.          Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

14.          Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15.          Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by electronic mail, registered or certified mail, return receipt requested, or by overnight carrier to the parties.

16.          Representations of the Executive. The Executive represents and warrants to the Company that:

(a)          The Executive's acceptance of employment with the Company and the performance of duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

(b)          The Executive's acceptance of employment with the Company and the performance of duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

17.          Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18.          Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19.          Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND  AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE'S CHOICE BEFORE SIGNING THIS AGREEMENT.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Northann Corp.

By:	/s/ Lin Li
Name:	Lin Li
Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Lin Li
Print Name:	Lin Li